Exhibit 16.1
September 6, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by National Beverage Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of National Beverage Corp. dated September 5, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
PricewaterhouseCoopers LLP